Exhibit 10.2

POTBELLY CORPORATION NON-EMPLOYEE

DIRECTOR COMPENSATION PLAN

(Effective as of January 1, 2020)

1.GENERAL

1.1History and Purposes.  Potbelly Corporation (the “Company”) previously established a series of non-employee director compensation plans in accordance with the Company’s long-term incentive plan (as in effect from time to time).  The Company established the Potbelly Corporation Non-Employee Director Compensation Plan (the “Plan”) to update the provisions of the prior arrangements and to offer Non-Employee Directors (as defined in subsection 1.2) certain elections with respect to their compensation, including the ability to defer their compensation.  To the extent applicable, any equity or equity-based awards granted pursuant to the Plan shall be considered awards under the Potbelly Corporation 2019 Long-Term Incentive Plan or a successor thereto (the “Incentive Plan”) and, to the extent that equity or equity-based awards are granted pursuant to the Plan, the Plan shall be deemed to be a subplan of the Incentive Plan.  For purpose of the preceding sentence, credits to a Participant’s Deferred Compensation Account (as defined in subsection 1.2) that are settled in shares of Common Stock (as defined in subsection 1.2) shall be treated as an award under the Incentive Plan.  The Plan is effective as of the date it is approved by the Board and for deferral elections for periods on and after January 1, 2020.

1.2Defined Terms.  For purposes of the Plan, the following definitions shall apply.

(a)	“Administrator” shall mean the Legal and Human Resources Departments of the Company.
(b)	“Annual Meeting” shall mean the regular annual meeting of the Company’s stockholders.
(c)	“Annual Retainer” shall have the meaning set forth in subsection 2.1 of the Plan.
(d)	“Award Agreement” shall have the meaning set forth in subsection 2.2(a) of the Plan.
(e)	“Board” shall mean the Board of Directors of the Company.
(f)	“Cash Conversion Election” shall have the meaning set forth in subsection 3.4(a) of the Plan.
(g)	“Cash Retainer” shall have the meaning set forth in subsection 2.2(a) of the Plan.
(h)	“Code” shall mean the Internal Revenue Code of 1986, as amended.
(i)	“Committee Retainer” shall have the meaning set forth in subsection 2.1 of the Plan.
(j)	“Common Stock” shall mean a share of common stock, $.01 par value, of the Company.
(k)	“Company” shall have the meaning set forth in subsection 1.1 of the Plan.
(l)	“Compensation” shall mean, collectively, a Non-Employee Director’s Annual Retainer and Committee Retainer.
(m)	“Conversion Equity Award” shall have the meaning set forth in subsection 3.4(a) of the Plan.
(n)	“Deferral Election” shall have the meaning set forth in subsection 3.1 of the Plan.
(o)	“Deferred Compensation Account” shall have the meaning set forth in subsection 4.1 of the Plan and shall include the subaccounts referenced in subsection 4.1 of the Plan.
(p)	“Deferred Stock Units” shall have the meaning set forth in subsection 4.2(b) of the Plan.

(q)	“Fair Market Value” shall have the meaning set forth in the Incentive Plan.
(r)	“Full Value Award” shall have the meaning specified in the Incentive Plan.
(s)	“Incentive Plan” shall have the meaning set forth in subsection 1.1 of the Plan
(t)	“Non-Employee Director” shall mean a member of the Board and the board of directors of PB IL who is not an employee of the Company, PB IL or any of their affiliates.
(u)	“Participant” shall mean a Non-Employee who files a Deferral Election in accordance with the terms of Section 3 of the Plan.
(v)	“PB IL” shall mean Potbelly Illinois, Inc.
(w)	“Plan” shall have the meaning set forth in subsection 1.1 of the Plan.
(x)	“RSUs” shall have the meaning specified in subsection 2.2(c) of the Plan.
(y)

“Separation Date” shall mean the date on which a Non-Employee’s services as a non-employee director of the Company and all of its affiliates terminates for any reason provided that such Separation Date is also a separation from service under Section 409A of the Code.

(z)	“Service Year” shall mean the period beginning on the date of the Annual Meeting and ending on the date of the next succeeding Annual Meeting.
(aa)	“Stock Retainer” shall have the meaning set forth in subsection 2.2(a) of the Plan.

2.COMPENSATION PROVISIONS

2.1General Compensation Provisions.  Each Non-Employee Director is eligible to receive compensation for services rendered.  Each year, each member of the Board who is a Non-Employee Director as of the conclusion of the Annual Meeting is eligible to receive an annual retainer in the amount(s) as set by the Board from time to time (the “Annual Retainer”).  Additional retainers, as set by the Board from time to time, shall be paid to the non-executive Chairman of the Board and certain Committee Chairs (“Committee Retainer”).  If an individual becomes a Non-Employee Director or becomes non-executive Chairman of the Board or a Committee Chair after the date of the Annual Meeting, such Non-Employee Director’s compensation shall be pro-rated accordingly and paid in cash or equity (or equity-based awards) as determined by the Board in its sole discretion prior to the first Annual Meeting following the date on which such Non-Employee Director joins the Board or begins service in the applicable capacity referenced above, as applicable, but in no event later than March 15 of the calendar year following the year in which such event occurs (or otherwise in accordance with Section 409A of the Code).  Nothing in the Plan is intended, and no provision of the Plan shall be construed, to limit, restrict or affect the ability of the Board to determine or provide compensation to any Non-Employee Director.

2.2Payment of Compensation.  Unless otherwise elected by a Non-Employee Director in accordance with Section 3 hereof, a Non-Employee Director’s Compensation for a Service Year shall be determined and paid in accordance with the following (except as otherwise determined by the Board without the election of the Non-Employee Director):

(a)

For each Service Year, the Board shall determine (i) the amount of the Annual Retainer and the Committee Retainer for such Service Year and the percentages (or dollar amounts) of each that shall be paid in cash (the “Cash Retainer”) and the percentages (or dollar amounts) of each that shall be granted as equity or equity-based awards under the Incentive Plan (the “Stock Retainer”) and (ii) the time of payment of the Cash Retainer and the time of grant and the vesting and settlement provisions of the awards granted as the Stock Retainer.  Any equity awards or equity-based awards granted as the Stock Retainer shall be evidenced by an award agreement (“Award Agreement”) that sets forth the terms of the applicable award.

(b)

Notwithstanding the provisions of subsection 2.2(a), unless otherwise provided by the Board for a Service Year, (i) fifty percent (50%) of the Cash Retainer for a Service Year shall be paid on or after the first day of the applicable Service Year and on or before the end of the second fiscal quarter of the calendar year in which the applicable Service Year begins and (ii) fifty percent (50%) of the Cash Retainer for a Service Year shall be in the calendar year in which the applicable Service Year begins and no earlier than the first day of the applicable Service Year.

(c)

Notwithstanding the provisions of subsection 2.2(a), unless otherwise provided by the Board for a Service Year, the Stock Retainer for a Service Year shall be granted in the form of a grant of a Full Value Award under the Incentive Plan in the form of restricted stock units (“RSUs”) having a grant date Fair Market Value equal to the amount of the Stock Retainer for the applicable Service Year, which RSUs shall be granted on or after the first day of the applicable Service Year and on or before the end of the second fiscal quarter of the calendar year in which the applicable Service Year begins.  Subject to the terms and conditions of the Award Agreement and the Incentive Plan and except as otherwise provided by the Board, RSUs granted pursuant to this Section 2 will vest fifty percent (50%) on the first anniversary of the grant date and fifty percent (50%) on the second anniversary of the grant date and shall be settled on the applicable vesting date except as otherwise provided in the Award Agreement.

3.DEFERRAL OF COMPENSATION.

3.1Generally.  Notwithstanding the provisions of Section 2, for any Service Year, a Non-Employee Director may file a written election (a “Deferral Election”) pursuant to which he or she elects to defer all or a portion of his or her Compensation under the Plan for that Service Year in accordance with subsection 3.4.  Any such Deferral Election shall be made in accordance with, and shall be subject to the terms and conditions of, this Section 3 and shall satisfy the requirements of Section 409A of the Code.

3.2Timing of Deferral Elections.  Except as provided in subsection 3.3, a Deferral Election must be made on or prior to December 31 of the calendar year preceding the calendar year in which the Service Year to which the Deferral Election relates (or such earlier date specified by the Board) and shall be irrevocable as of such December 31 (or such earlier date specified by the Board).

3.3Newly Appointed or Elected Non-Employee Directors.  A Non-Employee Director who is first elected or appointed to the Board in the calendar year in which a Service Year begins shall have 30 days following his or her initial appointment or election as a Non-Employee Director to make a Deferral Election with respect to his or her Compensation for services to be performed (a) after the election and during the remainder of the Service Year of his or her initial appointment or election (if such election or appointment occurs after the first day of the Service Year beginning in such calendar year) or (b) the Service Year beginning in such calendar year (if such election or appointment occurs prior to the first day of the Service Year beginning in such calendar year).  Any Deferral Election filed in accordance with this subsection 3.3 shall be irrevocable when made.  Whether a Non-Employee Director is first elected or newly appointed to the Board for purposes of elections under this subsection 3.3 shall be determined in accordance with Section 409A of the Code.

3.4Deferral Elections.  By filing a Deferral Election, a Non-Employee Director may make the following elections with respect to the form and timing of the payment of his or her Compensation for a Service Year in lieu of the payment form and timing set forth in Section 2:

(a)

an election (a “Cash Conversion Election”) to receive in lieu of the Cash Retainer for a Service Year, a grant of an equity award or equity-based award under the Incentive Plan (sometimes referred to herein as the “Conversion Equity Award”) having a grant date Fair Market Value equal to (i) the Cash Retainer for the Service Year that is attributable to the Annual Retainer and/or (ii) the portion of the Cash Retainer for the Service Year that is attributable to the Committee Retainer, in either case, to be granted in the same form (e.g., RSUs if the Stock Retainer is granted in the form of RSUs), at the same time, and with the same terms and conditions, as the Stock Retainer (without regard to any Deferral Election made with respect to the Stock Retainer pursuant to subsection 3.4(c));

(b)	an election to defer payment of the Cash Retainer until the Non-Employee Director’s Separation Date; or
(c)	an election to defer settlement of the Stock Retainer and/or the Conversion Equity Award, in either case until the Non-Employee Director’s Separation Date.

A Conversion Equity Award shall be evidenced by an Award Agreement that is the same in all material respects as the Award Agreement evidencing the grant of the Stock Retainer for the Service Year to which the election relates (without regard to any Deferral Election relating to the Stock Retainer in accordance with subsection 3.4(c)); provided, however, that no such Award Agreement will be provided in the event the Non-Employee Director elects to defer the Conversion Equity Award in accordance with subsection 3.4(c) above.

4.Deferred Compensation Accounts.

4.1Establishment of Account.  The Company shall establish a hypothetical account (a “Deferred Compensation Account”) for each Non-Employee Director who files a Deferral Election under the Plan and thereby becomes a “Participant” in the Plan.  A Participant’s Deferred Compensation Account shall consist of two subaccounts:  A Deferred Stock Unit subaccount and a Cash subaccount.

4.2Crediting of Deferrals.  Deferrals made pursuant to a Participant’s Deferral Election under Section 3 for a year shall be credited to the Participant’s Deferred Compensation Account in accordance with the following:

(a)

In the case of a Deferral Election made pursuant to subsection 3.4(b), the Participant’s Cash subaccount under his or her Deferred Compensation Account shall be credited as of the date on which the Cash Retainer would otherwise have been paid but for the Participant’s Deferral Election with an amount equal to the cash that would have otherwise been paid to the Participant but for the Deferral Election and

(b)

In the case of a Deferral Election made pursuant to paragraph 3.4(c), the Participant’s Deferred Stock Unit subaccount under his or her Deferred Compensation Account shall be credited (i) as of the date on which the Stock Retainer would otherwise have been granted but for the Participant’s Deferral Election with respect to the Stock Retainer with a number of “Deferred Stock Units” equal to that number of shares of Common Stock that would have been subject to the equity or equity-based award that would have been granted to the Participant but for the Deferral Election; and (ii) as of the date on which the Conversion Equity Award would be granted but for the Participant’s Deferral Election with respect to the Conversion Equity Award with a number of Deferred Stock Units equal to that number of shares of Common Stock that would have been subject to the Conversion Equity Award that would have been granted to the Participant but for the Deferral Election.

4.3Investment of Deferred Compensation Account.

(a)

A Participant’s Deferred Stock Unit subaccount shall be deemed to be invested in a Company stock index fund.  The value of the Participant’s Deferred Compensation Account attributable to Deferred Stock Units shall be measured solely by the performance of Common Stock (including, if applicable, dividends that shall be reinvested).

(b)

A Participant’s Cash subaccount shall be deemed to be invested in such hypothetical investment funds, if any, as determined from time to time by the Company; provided, however, that the Company is not required to provide any investment alternatives for the Cash subaccount.

4.4Vesting.  The Participant’s Cash subaccount will always be fully vested.  The Participant’s Deferred Stock Unit subaccount shall be subject to the same vesting schedule and vesting terms and conditions that would otherwise apply to the Deferred Stock Units credited thereto if they were not subject to a Deferral Election.  Any dividend equivalent units or other earnings on the Deferred Stock Units shall be subject to the same vesting schedule, if any, that applies to the Deferred Stock Units to which they relate.  The Deferred Stock Units shall be subject to any other terms and conditions of the Incentive Plan (including recoupment and forfeiture provisions) that would apply generally to awards granted under the Incentive Plan.

4.5Time and Form of Payment.  The vested balance in a Participant’s Deferred Compensation Account shall be paid to the Participant in a single lump sum payment within sixty (60) days after the Participant’s Separation Date.  If the Participant’s Separation Date occurs as a result of the Participant’s death, payment shall be made to the Participant’s beneficiary within sixty (60) days after the Participant’s death.  All distributions from the Plan attributable to Deferred Stock Units shall be in the form of shares of Common Stock (which shall be treated as the settlement of an award under the Incentive Plan) with one share of Common Stock being issued for each Deferred Stock Unit. All other distributions from the Plan shall be made in cash.

5.ADMINISTRATION

5.1Duties and Authority of Board.  The Board shall have full power and authority to conclusively construe, interpret, and administer the Plan, in its sole discretion, and may, to the extent permitted by law, make factual determinations, correct defects, supply omissions, and reconcile inconsistencies to the extent necessary to effectuate the Plan.  The Board s actions in doing so shall be final, conclusive, and binding on all persons interested in the Plan.

5.2Delegation.  The day-to-day administration of the Plan shall be undertaken by the Administrator.  The Administrator shall establish a form or forms (which may be electronic or hard copy) necessary to administer the Plan, including a Deferral Election form and a beneficiary designation form to specify those individuals entitled to receive the Participant’s benefits upon death.

6.MISCELLENEOUS

6.1Transferability.  A Participant’s interests under the Plan may not be anticipated, assigned, pledged, transferred or otherwise encumbered except in the event of the death of the Participant and then only by will or the laws of descent and distribution.

6.2No Funding.  The Plan shall not be funded; no trust, escrow or other provisions shall be established to secure payments due under the Plan and the Plan shall be regarded as unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended, and the Code.  Each Participant shall be treated as a general, unsecured creditor of the Company at all times with respect to his or her interest under the Plan and shall have no rights to any specific assets of the Company.  During the period of deferral, all amounts credited to a Participant’s Deferred Compensation Account shall be general assets of the Company for use as it deems necessary and shall be subject to the claims of its creditors.

6.3Amendment, Suspension and Termination.  The Board may, at any time, amend, suspend or terminate the Plan or any portion thereof in such manner and to such extent as it may deem advisable and in its best interests; provided, however, that no amendment, suspension or termination shall reduce the amount then credited to the Participant’s Deferred Compensation Account under the Plan and no amendment may be made that would violate the requirements of Section 409A of the Code.

6.4No Right to Continued Service.  Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the service of the Company or any of its affiliates.

6.5Code Section 409A.  The Plan and the benefits provided hereunder are intended to comply with Section 409A of the Code to the extent applicable thereto. Notwithstanding any other provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer the Plan so that it will comply with the requirements of Section 409A of the Code, the Company does not represent or warrant that the Plan will comply with Section 409A of the Code or any other provision of federal, state, local, or non-United States law. None of the Company or its subsidiaries, nor their respective directors, officers, employees or advisers, shall be liable to any Participant (or any other individual claiming a benefit through a Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Section 409A of the Code.